Exhibit (a)(5)(xxii)

Why BHP wants to ‘put down roots’ with Potash Corp.

By: Andrew Mackenzie

BHP’s Chilean operations offer an example of how the global company acts locally

In my capacity as the lead executive for BHP Billiton managing our proposed acquisition of Potash Corp. of Saskatchewan, I have spent a lot of time in Canada. I wouldn’t be the first Scot to have grown fond of Canada, and I have felt first-hand the many parallels between my homeland, and Saskatchewan and Canada.

In the 1970s I was growing up in Scotland, which, like Saskatchewan, is largely dependent on resources. Coal was in decline as oil was discovered in the North Sea. I grew up in a village near coal mines that were being closed. It was the miners’ welfare institute that paid for the science prize I won at school and I joined the miners in their protests, but somehow we knew a page had been turned. It was oil that brought us hope.

Oil also brought foreign companies. I heard the same things then in Scotland as I am hearing today in Saskatchewan. “It’s Scotland’s oil!” Well, of course it was. And it still is. Just as it’s Saskatchewan’s potash.

Initially there were attempts to restrict the development of oil resources to Scottish, or at least UK-based companies. Ultimately, however, almost all of the developments were done by foreign companies. We all benefited. Aberdeen (a city about the size of Saskatoon) flourished and became one of the great capitals of the international oil business. And a lot of taxes got paid. Today, one of the bigger developers of Scottish oil is Talisman, a Calgary company.

Local management of resources is the only way a global company like BHP Billiton can operate competitively today. A Saskatoon head office has to be empowered. By contrast, the corporate head office must be tiny. Ours is.

Perhaps the greatest evidence of how local management of resources works in BHP Billiton is in Santiago, Chile, where we operate our global copper business. We never forget that the Chilean resources belong to the Chilean people. Most of our senior management team there are Chilean. Even though our copper business is one of the biggest in the world, we act locally and make significant contributions to Chilean communities. If our bid for Potash Corp. succeeds, it will rival our global copper business in scale, and we’ll work hard to make Saskatchewan feel as proud of this business as Chile is of our copper businesses.

My company, BHP Billiton, likewise understands the importance of potash to Saskatchewan. That’s why in our bid for Potash Corp., we’re ready to return control of the business to Saskatoon, protect jobs, invest billions of dollars and increase community spending in the province. We have also made an unprecedented offer to forego tax benefits to which we are entitled under Canadian law – ensuring the province’s revenue is not negatively affected by the transaction.

BHP Billiton understands the concerns about broken promises by other foreign companies involved in takeovers in Canada, and we agree that it is important to ensure that promises are not only made, but kept, over the long term. That’s why we are willing to submit to scrutiny that goes beyond that which is required by law. Regardless, ours is a global company with a sound track record, and we have spent 150 years building our good reputation. We will retain that reputation by continuing to keep our promises in Canada, as we have done for over a decade in the Northwest Territories with our EKATI diamond mine.

There are many in Saskatchewan and across Canada who see our bid as an opportunity for Saskatchewan’s potash to generate more taxes, create more benefits, and attract more wealth to Saskatchewan. There is no question about who owns the resources. The only question is who operates these resources on behalf of all Saskatchewanians – a privilege we humbly seek.

BHP Billiton has already offered huge net benefit to Saskatchewan. Potash Corp. has belatedly rediscovered its Saskatchewan roots, after we made commitments to the province. Now, the decision facing Investment Canada is simply whether BHP Billiton could bring a further net benefit to Canada as operator of these assets. Then it is for the shareholders to choose between which of two internationally listed, publicly traded companies is the better steward.

BHP Billiton is often referred to as an Australian company. We do have strong roots in Australia, but also in Southern Africa and South America. We will put down roots in Canada that are as strong and beneficial as those felt in Australia and elsewhere, and Canada will benefit from our investment just as Scotland benefited from Canadian and other companies investing in the oil industry.

Additional Information:

IMPORTANT INFORMATION:

The offer to purchase all of the issued and outstanding common shares of the Potash Corporation of Saskatchewan Inc. (“PotashCorp”) together with any associated rights issued and outstanding under the PotashCorp Shareholder Rights Plan (the “Offer”) is being made by BHP Billiton Development 2 (Canada) Limited (the “Offeror”), an indirect wholly-owned subsidiary of BHP Billiton Plc. This document is for information purposes only and does not constitute or form part of any offer to purchase or any solicitation of any offer to sell PotashCorp’s common shares. The Offer (as the same may be varied or extended in accordance with applicable law) is being made exclusively by means of, and subject to the terms and conditions set out in, the offer and the circular, the letter of transmittal, the notice of guaranteed delivery and other related tender offer materials (the “Offer Materials”).

In connection with the Offer, the Offeror, BHP Billiton Limited and BHP Billiton Plc have filed with the Canadian securities regulatory authorities the Offer Materials and have filed with the U.S. Securities and Exchange Commission (the “SEC”) a Tender Offer Statement on Schedule TO (the “Schedule TO”), including the Offer Materials.

THE OFFER MATERIALS AND THE SCHEDULE TO, AS THEY MAY BE AMENDED FROM TIME TO TIME, CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER, THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER. INVESTORS AND SECURITY HOLDERS MAY OBTAIN A FREE COPY OF THE OFFER MATERIALS AND OTHER DOCUMENTS FILED BY THE OFFEROR, BHP BILLITON LIMITED AND BHP BILLITON PLC WITH THE SEC AT THE WEBSITE MAINTAINED BY THE SEC AT WWW.SEC.GOV AND WITH THE CANADIAN SECURITIES REGULATORY AUTHORITIES AT WWW.SEDAR.COM. MATERIALS FILED WITH THE SEC OR THE CANADIAN SECURITIES REGULATORY AUTHORITIES MAY BE OBTAINED WITHOUT CHARGE AT BHP BILLITON’S WEBSITE, WWW.BHPBILLITON.COM, OR BY CONTACTING THE INFORMATION AGENTS FOR THE OFFER, MACKENZIE PARTNERS, INC. AND KINGSDALE SHAREHOLDER SERVICES INC., BY PHONE AT 1-800-322-2885 AND 1-866-851-3215, RESPECTIVELY, OR BY EMAIL AT potash@mackenziepartners.com AND contactus@kingsdaleshareholder.com, RESPECTIVELY.

While the Offer is being made to all holders of PotashCorp common shares, the Offer is not being made or directed to, nor will deposits of PotashCorp common shares be accepted from or on behalf of, holders of PotashCorp common shares in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction. However, the Offeror may, in its sole discretion, take such action as it may deem necessary to extend the Offer in any such jurisdiction.

This document contains information, including information relating to PotashCorp, that has been derived from publicly available sources that have not been independently verified. No representation or warranty is made as to the accuracy, completeness or reliability of such information.

Cautionary Statement Regarding Forward-Looking Statements

This document may contain, in addition to historical information, certain forward-looking statements. Often, but not always, forward-looking statements can be identified by the use of words such as “plans”, “expects”, “expected”, “scheduled”, “estimates”, “intends”, “anticipates”, or “believes”, or variations of such words and phrases or state that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved. Such forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results, performance or achievements of the Offeror and BHP Billiton to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements, including the risk that all conditions of the Offer will not be satisfied. Many of these risks and uncertainties relate to factors that are beyond BHP Billiton’s ability to control or estimate precisely, such as future market conditions, changes in regulatory environment and the behavior of other market participants. BHP Billiton cannot give any assurance that such forward-looking statements will prove to have been correct. The reader is cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document. BHP Billiton disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Nothing contained herein shall be deemed to be a forecast, projection or estimate of the future financial performance of any member of the BHP Billiton Group, PotashCorp or the enlarged BHP Billiton Group following completion of the Offer unless otherwise stated.